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                                                                  Exhibit (d)(3)

SSgA Funds Management, Inc.
One Lincoln Street
Boston, Massachusetts 02111

Ladies and Gentlemen:

     Reference is made to the Investment Advisory Agreement between us dated May 1, 2001, as amended (the "Agreement").

     Pursuant to the Agreement, this letter is to provide notice of the creation of two additional funds of the State Street Master Funds (the "Trust"), namely the State Street Treasury Money Market Portfolio and the State Street Treasury Plus Money Market Portfolio (the "New Funds").

     We request that you act as Investment Advisor under the Agreement with respect to the New Funds. As consideration for SSgA Funds Management, Inc.'s services as investment adviser to the New Funds, SSgA Funds Management, Inc. shall be entitled to receive from each New Fund an annual fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of 0.10% of each New Fund's average daily net assets during the month.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

                                        Very truly yours,

                                        State Street Master Funds


                                        By: /s/ Gary L. French
                                            ------------------------------------
                                            Gary L. French
                                            Treasurer


                                        Accepted:

                                        SSgA Funds Management, Inc.


                                        By: /s/ James E. Ross
                                            ------------------------------------
                                            James E. Ross
                                            President

Date: October 2, 2007